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                                                                    EXHIBIT 21.1

                           METRETEK TECHNOLOGIES, INC.

                              LIST OF SUBSIDIARIES

Southern Flow Companies, Inc., a Delaware corporation

PowerSecure, Inc., a Delaware corporation

Metretek, Incorporated, a Florida corporation
   Metretek Europe Limited, a Great Britain company
   Sigma VI, Inc., a Florida corporation

Marcum Gas Transmission, Inc., a Colorado corporation
   Marcum Capital Resources, Inc.,
   a Colorado corporation

PowerSpring, Inc. a Delaware corporation
   Mercator Energy Incorporated, a Colorado corporation

Marcum Denver, Inc., a Colorado corporation